Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and to the incorporation by reference of our report dated March 15, 2010, relating to the consolidated balance sheets of Pacific Continental Corporation and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operation, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, and of our same report, with respect to the Company’s internal control over financial reporting as of December 31, 2009, included in the Annual Report (Form 10-K) of Pacific Continental Corporation for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Portland, Oregon

March 24, 2010